Amendment No. 8 to the Worthington Industries, Inc.

Deferred Profit Sharing Plan, as Amended and Restated

WHEREAS, Worthington Industries, Inc. (the “Company”) is the sponsor of the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of participating affiliates;

WHEREAS, the Plan has most recently been amended and restated effective on and after January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company desires to amend the Plan regarding the definition of compensation.

NOW, THEREFORE, the Plan is hereby amended as follows.

1.
Effective as of the date of execution of this Amendment, the definition of “Compensation” in Section 25 is hereby amended by deleting it in its entirety and by replacing it with the following:

“Compensation" means as follows:

For purposes of a Participant's first Plan Year of eligibility, only Compensation paid to the Participant while an employee and after the first day of the applicable contribution could be allocated to such person after meeting the eligibility requirements set forth in Section 1.1 will be considered for purposes of determining contributions to the Plan.

Effective on and after January 1, 2003, notwithstanding anything in the Plan to the contrary, for the purpose of Section 3, 8.1 and 8.2, Compensation shall only include a Participant's base pay, any profit sharing or bonus payment includable into taxable income in the year paid, overtime and commissions. In addition, a Participant's Choices 401(k) Contributions shall apply for the purpose of Section 8.2 (allocation of Matching Contributions).

With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, a 401(k) Contribution or Roth 401(k) Contribution cannot be made with respect to amounts that are not treated as compensation under Section 9.1. With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, Compensation shall not include amounts otherwise includible in the definition of Compensation which are not paid to the Participant by the later of 2 1/2 months after "severance from employment" [within the meaning of Treasury Regulation 1.415(a)-1(f)(5)] from the Employer or Related Employer, or the end of the Limitation Year that includes the date of severance from employment from the Employer or Related Employer. Notwithstanding the foregoing, Compensation shall in no event include severance payments paid after a Participant's severance from employment.

Effective as of the commencement of business on September 3, 2013, Compensation shall also include amounts paid as differential wage payments. For this purpose, differential wage payment means any payment which an Employer makes to an individual with respect to any period during which the individual is performing Qualified Military Service while on active duty for a period of more than 30 days and represents all or a portion of the wages the individual would have received from the Employer if the individual were performing service for the Employer.

For plan years beginning on or after January 1, 2002, the annual compensation of each participant taken into account in determining all benefits provided under the plan for any determination period shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any determination period beginning with or within such calendar year.

Notwithstanding the foregoing, the special tax reform bonus payable in July 2018 will be excluded. Compensation also does not include any special bonus or profit sharing awards related to gains from the investment in Nikola Corporation approved by the Compensation Committee of the Board during or with respect to the Company’s next fiscal year.

IN WITNESS WHEREOF, the undersigned has executed this amendment as Plan sponsor for the benefit of its eligible employees and the eligible employees of all participating companies, effective as of [date], or as otherwise set forth above.

WORTHINGTON INDUSTRIES, INC. By: /s/Dale T. Brinkman Print Name: Dale T. Brinkman Title: Senior Vice President-Administration, General Counsel and Secretary Date: September 30, 2020

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